Exhibit 99.2

HYCROFT MINING CORPORATION

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except per share amounts)

	March 31,	December 31,
	2020	2019
	(unaudited)
Assets:
Cash	$6,566	$6,220
Restricted cash - Note 5	2,929	3,270
Accounts receivable	851	97
Inventories - Note 3	4,989	4,453
Ore on leach pads - Note 3	26,122	22,062
Prepaids and other - Note 4	4,131	2,648
Current assets	45,588	38,750
Restricted cash - Note 5	39,595	39,477
Plant, equipment and mine development, net - Note 6	51,573	51,207
Other assets, non-current - Note 4	7,551	5,203
Total assets	$144,307	$134,637

Liabilities:
Accounts payable	$13,086	$10,746
Interest payable	371	846
Other liabilities, current - Note 7	4,858	3,939
Debt, current - net - Notes 8 and 18	595,376	553,965
Current liabilities	613,691	569,496
Other liabilities, non-current - Note 7	18	18
Asset retirement obligation, non-current - Note 9	4,467	4,374
Total liabilities	618,176	573,888
Commitments and contingencies - Note 17
Stockholders' (Deficit) Equity: - Note 10
Common stock, $0.001 par value; 400,000,000 shares authorized for both periods;
3,095,650 and 3,095,650 issued; and 2,897,568 and 2,897,568 outstanding at
March 31, 2020 and December 31, 2019, respectively	3	3
Additional paid-in capital	5,184	5,184
Accumulated deficit	(479,056)	(444,438)
Total stockholders' (deficit) equity	(473,869)	(439,251)
Total liabilities and stockholders' (deficit) equity	$144,307	$134,637

The accompanying notes are an integral part of these statements.

1

HYCROFT MINING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, unaudited)

	Three months ended March 31,
	2020	2019
Revenues - Note 11	$11,124	$-
Cost of sales:
Production costs	15,569	-
Depreciation and amortization	1,334	-
Write-down of production inventories - Note 3	6,965	-
Total cost of sales	23,868	-
Operating expenses:
Care and maintenance	-	3,770
Project and development	-	2,216
Pre-production depreciation and amortization	-	827
Accretion - Note 9	93	106
General and administrative	2,006	1,947
Loss from operations	(14,843)	(8,866)
Other income (expense):
Interest expense, net of capitalized interest of $44 and $145, respectively - Note 8	(19,887)	(14,398)
Interest income	112	116
Loss before reorganization items, net and income taxes	(34,618)	(23,148)
Reorganization items, net	-	(292)
Loss before income taxes	(34,618)	(23,440)
Income tax - Note 13	-	-
Net loss	$(34,618)	$(23,440)

Loss per share:
Basic - Note 14	$(11.95)	$(8.77)
Diluted - Note 14	$(11.95)	$(8.77)
Weighted average shares outstanding:
Basic - Note 14	2,897,568	2,672,502
Diluted - Note 14	2,897,568	2,672,502

The accompanying notes are an integral part of these statements.

2

HYCROFT MINING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands, unaudited)

	Three months ended March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(34,618)	$(23,440)
Adjustments to reconcile net loss for the period to net cash used in operating activities:
Depreciation and amortization	1,334	827
Accretion	93	106
Stock-based compensation - Note 12	365	161
Phantom share compensation	263	525
Non-cash portion of interest expense	17,020	11,884
Write-down of production inventories	6,965	-
Changes in operating assets and liabilities:
Accounts receivable	(754)	-
Materials and supplies inventories	(332)	(209)
Production-related inventories	(10,393)	-
Prepaids and other	(1,484)	12
Other assets, non-current	(120)	-
Accounts payable	2,409	1,594
Interest payable	(447)	(434)
Other liabilities	254	(99)
Net cash used in operating activities	(19,445)	(9,073)
Cash flows used in investing activities:
Additions to plant and equipment	(2,090)	(4,498)
Net cash used in investing activities	(2,090)	(4,498)
Cash flows from financing activities:
Proceeds from debt issuances, net	24,900	17,957
Refinancing of First Lien	(632)	(702)
Refinancing issuance costs	(2,610)	(101)
Net cash provided by financing activities	21,658	17,154
Net increase in cash	123	3,583
Cash, beginning of period	48,967	52,861
Cash, end of period	$49,090	$56,444

Reconciliation of cash, cash equivalents and restricted cash:
Cash	$6,566	$15,025
Restricted cash - current	2,929	2,611
Restricted cash - non-current	39,595	38,808
Total cash, cash equivalents and restricted cash	$49,090	$56,444

The accompanying notes are an integral part of these statements.

3

HYCROFT MINING CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

(U.S. dollars in thousands, except share amounts, unaudited)

							Total
					Additional		Stockholders’
	Common Stock		Treasury Stock		Paid-in	Accumulated	(Deficit)
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at January 1, 2019	2,758,690	$3	160,654	$-	$5,184	$(345,543)	$(340,356)
Net loss	-	-	-	-	-	(23,440)	(23,440)
Shares issued (1)	90,560	-	-	-	-	-	-
Balance at March 31, 2019	2,849,250	$3	160,654	$-	$5,184	$(368,983)	$(363,796)

							Total
					Additional		Stockholders'
	Common Stock		Treasury Stock		Paid-in	Accumulated	(Deficit)
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at January 1, 2020	3,095,650	$3	198,082	$-	$5,184	$(444,438)	$(439,251)
Net loss	-	-	-	-	-	(34,618)	(34,618)
Balance at March 31, 2020	3,095,650	$3	198,082	$-	$5,184	$(479,056)	$(473,869)

(1)	Shares issued during the three months ended March 31, 2019 were related to settling the remaining bankruptcy claims.

The accompanying notes are an integral part of these statements.

4

HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

1. Company Overview

Hycroft Mining Corporation (formerly known as Allied Nevada Gold Corp.) and its subsidiaries (collectively, “Hycroft”, the “Company”, “we”, “us”, “our”, etc.) is a U.S.-based gold producer that is focused on mining, developing, and exploring properties in the state of Nevada in a safe, environmentally responsible, and cost-effective manner. Gold and silver sales represent 100% of the Company’s operating revenues and, when operating, the market prices of gold and silver significantly impact the Company’s financial position, operating results, and cash flows. The Hycroft Mine is located in the state of Nevada and the corporate office is located in Denver, Colorado.

On January 13, 2020, – Mudrick Capital Acquisition Corporation (“MUDS”), a publicly traded blank check company, and Hycroft entered into a definitive purchase agreement under which Hycroft will sell substantially all of its assets to MUDS, and MUDS will discharge and pay or assume certain of Hycroft’s liabilities (the “MUDS transaction”) and amended on February 26, 2020 (as amended, the “Purchase Agreement”). Following the closing of the MUDS transaction, MUDS will be renamed as Hycroft Mining Holding Corporation and its shares of common stock will be listed on the Nasdaq Stock Market under the ticker symbol “HYMC”.

Pursuant to the terms of the MUDS transaction, MUDS will have at least $50.0 million of unrestricted and available cash on hand at closing. Cash sources for the MUDS transaction include (a) a $110.0 million multi-tranche credit agreement arranged by Sprott Resource Lending Corp. (the “Sprott Credit Agreement”), of which $70.0 million is expected to be drawn at closing, (b) a $30.0 million 1.5% net smelter royalty agreement arranged by Sprott Resource Lending Corp., (c) consummation of the $25 million forward purchase of MUDS units and shares by Mudrick Capital Acquisition Holdings LLC, (d) a $65 million backstop agreement to purchase MUDS shares by certain existing stockholders of Hycroft, (e) $20 million of incremental private investment, and (f) the net cash remaining in MUDS’ trust account following any stockholder redemptions.

MUDS post-transaction indebtedness will include amounts drawn from the Sprott Credit Agreement plus the assumption of $80.0 million in aggregate principal amount of newly issued subordinated notes. All other indebtedness of Hycroft will be retired, exchanged for MUDS shares, converted into Hycroft shares.

The MUDS transaction will be funded through a combination of stock consideration payable to Hycroft (which Hycroft will promptly distribute to is stockholders), cash and stock to repay certain Hycroft indebtedness and the assumption of certain Hycroft obligations. The MUDS transaction is designed to support the Company’s expansion of mining operations to an economic level and to refinance its existing debt obligations. The boards of directors of MUDS and Hycroft have approved the transaction and recommended that their respective stockholders approve the transaction. Stockholders of Hycroft holding a majority of the outstanding stock of Hycroft have agreed to support approval of the transaction at any meeting of Hycroft stockholders, subject to customary exceptions.

The MUDS transaction was completed on May 29, 2020 upon receiving regulatory approvals and approvals from MUDS and Hycroft stockholders. With the closing of the MUDS transaction, the Company has in excess of $50.0 million of unrestricted cash. Additionally, all existing debt of the Company was retired, exchanged for $80.0 million of new notes which mature on December 1, 2025 and were assumed by MUDS, exchanged for MUDS shares or converted into shares of the Company. For more information on the consummation of the MUDS transaction, see Note 19 – Subsequent Events. Assuming the Company is able to ramp up operations and produce and sell the forecasted volumes, the Company believes it has adequate liquidity to meet its obligations for the next twelve months.

Operational Restart

During the 2019 second quarter, the Company restarted open pit mining at the Hycroft Mine, and, during the 2019 third quarter, produced and sold gold and silver. As part of the 2019 restart of mining operations, existing equipment was re-commissioned, including haul trucks, shovels and a loader, upgrades were made to the crushing system and new leach pad space was added to the existing leach pads. The 2019 restart of mining operations through March 31, 2020 was funded by the issuance of $97.0 million of Senior Secured Notes due June 30, 2020 (the “1.25 Lien Notes”), discussed below.

During August 2019, M3 Engineering and Technology Corp. in association with SRK Consulting US and the Company completed a feasibility study (the “2019 Hycroft Technical Report”). The 2019 Hycroft Technical Report projects the economic viability and potential future cash flows for the Hycroft Mine when mining operations expand.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited Consolidated Financial Statements of the Company have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Accordingly, they do not include all information and footnotes required by U.S. generally accepted accounting principles (“GAAP”) for complete financial statements. In the opinion of management, all adjustments and disclosures necessary to fairly present the interim financial information set forth herein have been included.

References to “$” refers to United States currency.

5

HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

Use of estimates

The preparation of the Company’s Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in these Consolidated Financial Statements and accompanying notes. The more significant areas requiring the use of management estimates and assumptions relate to recoverable gold and silver on the leach pads and in-process inventories; the useful lives of long-lived assets; probabilities of future expansion projects; environmental reclamation and closure costs; deferred taxes and related valuation allowances; and estimates of fair value for asset impairments and financial instruments. The Company bases its estimates on historical experience and various assumptions that are believed to be reasonable at the time the estimate is made. Actual results may differ from amounts estimated in these Consolidated Financial Statements, and such differences could be material.

Principles of consolidation

The Consolidated Financial Statements include the accounts of Hycroft Mining Corporation and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Cash

Cash and cash equivalents have historically consisted of cash balances and highly liquid investments with an original maturity of three months or less. The Company has not experienced any losses on cash balances and believes that no significant risk of loss exists with respect to its cash. As of March 31, 2020 and December 31, 2019, the Company held no cash equivalents. Restricted cash is excluded from cash and is listed separately on the consolidated balance sheets. See Note 5 – Restricted Cash for additional information.

Ore on leach pads and inventories

The Company’s production-related inventories include: ore on leach pads; in-process inventories; and doré finished goods. Production-related inventories are carried at the lower of average cost or net realizable value. Cost includes mining (ore and waste); processing; refining costs incurred during production stages, and mine site overhead and depreciation and amortization relating to mining and processing operations. Net realizable value represents the estimated future sales price of production-related inventory quantities computed using the London Bullion Market Association’s (“LBMA”) quoted period-end metal prices, less any further estimated processing, refining, and selling costs.

The recovery of gold and silver at the Hycroft Mine is accomplished through a heap leaching process, the nature of which limits the Company’s ability to precisely determine the recoverable gold ounces in ore on leach pads. The Company estimates the quantity of recoverable gold ounces in ore on leach pads using surveyed volumes of material, ore grades determined through sampling and assaying of blastholes, crushed ore sampling, solution sampling, and estimated recovery percentages based on ore type and domain. The estimated recoverable gold ounces placed on the leach pads are periodically reconciled by comparing the related ore gold contents to the actual gold ounces recovered (metallurgical balancing). Changes in recovery rate estimates from metallurgical balancing that do not result in write-downs are accounted for on a prospective basis. If a write-down is required, production-related inventories would be adjusted to net realizable value and recorded as a component of Cost of sales in the consolidated statements of operations. See Note 3 – Inventories for additional information.

Ore on leach pads

Ore on leach pads represents ore that is being treated with a chemical solution to dissolve the contained gold. Costs are added to ore on leach pads based on current mining costs, including applicable depreciation and amortization relating to mining operations. As gold-bearing materials are further processed, costs are transferred from ore on leach pads at an average cost per estimated recoverable ounce of gold to in-process inventories.

6

HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

In-process inventories

In-process inventories represent gold-bearing concentrated materials that are in the process of being converted to a saleable product using a Merrill-Crowe or carbon in column processing method. As gold ounces are recovered using the Merrill-Crowe process, costs are transferred from in-process inventories at an average cost per ounce of gold to doré finished goods inventory. In-process inventories are valued at the average cost of the material fed into the process, plus the in-process conversion costs, including applicable depreciation and amortization relating to the process facilities incurred to that point in the process.

Precious metals inventory

Precious metals inventory consists of doré containing both gold and silver. While operations are actively producing gold and silver, and as the Company sells its in-process inventories, costs are recognized in Production costs in the consolidated statements of operations at an average cost per gold ounce sold.

Materials and supplies

Materials and supplies are valued at the lower of average cost or net realizable value. Cost includes applicable taxes and freight.

Fair value measurements

Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements, defines fair value and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical unrestricted assets or liabilities. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis;

Level 2 – Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3 – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Certain financial instruments, including cash, prepaids and other, accounts payable, and other liabilities are carried at cost, which approximates their fair value due to the short-term nature of these instruments.

Plant, equipment, and mine development

Expenditures for new facilities and equipment, and expenditures that extend the useful lives or increase the capacity of existing facilities or equipment are capitalized and recorded at cost. Such costs are depreciated using either the straight-line method over the estimated productive lives of such assets or using the units-of-production method (when actively operating) at rates sufficient to depreciate such costs over the estimated proven and probable reserves as gold ounces are recovered. See Note 6 – Plant, Equipment, and Mine Development, Net for additional information.

7

HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

Mine development

Mine development costs include the cost of engineering and metallurgical studies, drilling and assaying costs to delineate an ore body, environmental costs and the building of infrastructure. Additionally, interest is capitalized to mine development until such assets are ready for their intended use. Any of the above costs incurred before mineralization is classified as proven and probable reserves are expensed. During the second half of 2019, the Company established proven and probable mineral reserves.

Drilling, engineering, metallurgical, and other related costs are capitalized for an ore body where proven and probable reserves exist and the activities are directed at obtaining additional information on the ore body, converting non-reserve mineralization to proven and probable mineral reserves, infrastructure planning, or supporting the environmental impact statement. All other drilling costs are expensed as incurred. Drilling costs incurred during the production phase for operational ore control are allocated to inventory costs to be included as a component of Total cost of sales on the consolidated statements of operations.

Mine development costs are amortized using the units-of-production method based upon estimated recoverable ounces in proven and probable mineral reserves. To the extent such capitalized costs benefit an entire ore body, they are amortized over the estimated life of that ore body. Capitalized costs that benefit specific ore blocks or areas are amortized over the estimated life of that specific ore block or area. Recoverable ounces are determined by the Company based upon its proven and probable mineral reserves and estimated metal recoveries associated with those mineral reserves.

Impairment of long-lived assets

The Company’s long-lived assets consist of plant, equipment and mine development. The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Events that may trigger a test for recoverability include, but are not limited to, significant adverse changes to projected revenues, costs, or future expansion plans or changes to federal and state regulations (with which the Company must comply) that may adversely impact the Company’s current or future operations. An impairment is determined to exist if the total projected future cash flows on an undiscounted basis are less than the carrying amount of a long-lived asset group. An impairment loss is measured and recorded based on the excess carrying value of the impaired long-lived asset group over fair value.

To determine fair value, the Company uses a discounted cash flow model based on quantities of estimated recoverable minerals and incorporates projections and probabilities involving metal prices (considering current and historical prices, price trends, and related factors), production levels, operating and production costs, and the timing and capital costs of expansion and sustaining projects, all of which are based on life-of-mine plans. The term “recoverable minerals” refers to the estimated amount of gold and silver that will be sold after taking into account losses during ore processing and treatment. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of future cash flows from other asset groups. The Company’s estimates of future cash flows are based on numerous assumptions, which are consistent or reasonable in relation to internal budgets and projections, and actual future cash flows may be significantly different than the estimates, as actual future quantities of recoverable gold and silver, metal prices, operating and production costs, and the timing and capital costs of expansion and sustaining projects are each subject to significant risks and uncertainties. See Note 6 – Plant, Equipment, and Mine Development, Net for additional information.

Mineral properties

Mineral properties are tangible assets recorded at cost and include royalty interests, asset retirement costs, and land and mineral rights to explore and extract minerals from properties. Once a property is in the production phase, mineral property costs are amortized using the units-of-production method based upon the estimated recoverable gold ounces in proven and probable reserves at such properties. Costs to maintain mineral properties are expensed in the period they are incurred. As of March 31, 2020 and December 31, 2019, there was no value assigned to mineral properties as the value had been written-down to $0 in previous periods.

8

HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

Asset retirement obligation

The Company’s mining and exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. The Company’s asset retirement obligation (“ARO”), consisting of estimated future mine reclamation and closure costs, may increase or decrease significantly in the future as a result of changes in regulations, mine plans, estimates, or other factors. The Company’s ARO relates to its operating property, the Hycroft Mine, and was recognized as a liability at fair value in the period incurred. An ARO, which is initially estimated based on discounted cash flow estimates, is accreted to full value over time through charges to Accretion expense in the consolidated statements of operations. Resultant ARO cost assets (recorded in Mineral properties, net on the consolidated balance sheets) are depreciated on a straight-line method over the related long-lived asset’s useful life. The Company’s ARO is adjusted annually, or more frequently if necessary, to reflect changes in the estimated present value resulting from revisions to the timing or amount of reclamation and closure costs.

Derivative instruments

The fair value of the Company’s derivative instruments is reflected as liabilities on the consolidated balance sheets. The Company does not hold derivative instruments for trading purposes.

Derivative Instruments Not Designated as Hedges

Previous equity stockholders of the Company received warrants with a seven-year term that represent 17.5% of the outstanding new common shares. These warrants were accounted for as a derivative instrument and included in Other liabilities, non-current on the consolidated balance sheets at fair value with periodic changes in fair value included in Other, net in the consolidated statements of operations. During the three months ended March 31, 2020 and 2019 there were no adjustments recorded as a result of no change in the fair value.

See Note 10 - Stockholders' Equity and Note 15 – Fair Value Measurements for additional information on the Company’s derivative instruments.

Treasury Stock

The Company records repurchases of common shares as Treasury stock at cost.

Revenue recognition

When actively operating, the Company recognizes revenue on gold and silver sales. During the year ended December 31, 2019, the Company began actively operating the Hycroft Mine and, as such, gold and silver sales in 2020 and 2019 were recorded as Revenue. For the three months ended March 31, 2020, 93% of the Company’s gold and silver sales were attributable to gold sales. There were no gold or silver sales during the three months ended March 31, 2019.

The Company recognizes revenue for gold and silver production when it satisfies the performance obligation of transferring gold inventory to the customer, which generally occurs when the refiner notifies the customer that gold has been credited or irrevocably pledged to their account at which point the customer obtains the ability to direct the use and obtain substantially all of the remaining benefits of ownership of the asset. The transaction amount is determined based on the agreed upon market price and the number of ounces delivered. Concurrently, the payment date is agreed upon, which is usually within one week. All sales are final.

Stock-Based Compensation

Stock-based compensation costs for eligible employees are measured at fair value on the date of grant and charged to expense over the requisite service period. The fair value of awards is determined using the stock price on either the date of grant (if subject only to service conditions) or the date that the Compensation Committee of the Board of Directors establishes applicable performance targets (if subject to performance conditions). The Company estimates forfeitures at the time of grant and revises those estimates in subsequent periods through the final vesting date. See Note 12 - Stock-Based Compensation for additional information.

9

HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

Phantom shares

Non-employee members of the Company’s board of directors receive phantom shares of stock pursuant to a Non-Employee Director Phantom Stock Plan. For grants issued during the years ended 2015 and 2016, the cash payment is equal to the fair market value of one share of common stock of the Company at the date of payment. Under the grant agreements, each phantom share vests on the date of grant and entitles the participant to a cash payment. For grants issued during 2020, 2019 and 2018, the cash payment is equal to the greater of the (1) grant date value and (2) the fair market value of one share of common stock of the Company at the date of payment. The fair market value at date of grant of the phantom shares was based upon the valuation of the Company determined in the bankruptcy process. During the three months ended March 31, 2020 and 2019, the Company recorded $0.3 million and $0.5 million, respectively, in compensation expense related to the vesting of the phantom shares granted during each respective period, which are included in General and administrative on the consolidated statements of operations. See Note 15 – Fair Value Measurements for additional information.

Reorganization items, net

On March 10, 2015, the Company filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in an effort to recapitalize the Company’s balance sheet by reducing its debt balances while concurrently providing additional liquidity. Expenses directly associated with finalizing the Chapter 11 cases before the Bankruptcy Court are reported as Reorganization items, net in the consolidated statements of operations. The Company incurred legal and professional fees of $0 and $0.3 million for the three months ended March 31, 2020 and 2019, respectively. On October 3, 2019, the Bankruptcy Court finalized the proceedings and closed the case.

Income taxes

The Company accounts for income taxes using the liability method, recognizing certain temporary differences between the financial reporting basis of the Company’s liabilities and assets and the related income tax basis for such liabilities and assets. This method generates either a net deferred income tax liability or asset for the Company, as measured by the statutory tax rates in effect at the anticipated time of reversal. The Company derives its deferred income tax provision or benefit by recording the change in either the net deferred income tax liability or asset balance for the year. See Note 13 – Income Taxes for additional information.

The Company’s deferred income tax assets include certain future tax benefits. The Company records a valuation allowance against any portion of those deferred income tax assets when it believes, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized. Evidence evaluated includes past operating results, forecasted earnings, estimated future taxable income, and prudent and feasible tax planning strategies. The assumptions utilized in determining future taxable income require significant judgment and are consistent with the plans and estimates used to manage the underlying business.

As necessary, the Company also provides reserves against the benefits of uncertain tax positions taken on its tax filings. The necessity for and amount of a reserve is established by determining, based on the weight of available evidence, the amount of benefit which is more likely than not to be sustained upon audit for each uncertain tax position. The difference, if any, between the full benefit recorded on the tax return and the amount more likely than not to be sustained is recorded as a liability on the Company’s consolidated balance sheets unless the additional tax expense that would result from the disallowance of the tax position can be offset by a net operating loss, a similar tax loss, or a tax credit carryforward. In that case, the reserve is recorded as a reduction to the deferred tax asset associated with the applicable net operating loss, similar tax loss, or tax credit carryforward.

Recently issued accounting pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which supersedes current revenue recognition requirements and industry-specific guidance. The codification was amended through additional ASUs and, as amended, requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services. The Company’s only revenue stream is from the sale of precious metals, which is scoped into ASU 2014-09.

10

HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

The Company adopted ASU 2014-09 on January 1, 2019 using a modified retrospective approach. As there were no unfulfilled contracts outstanding as of December 31, 2018, there was no cumulative effect adjustment required to be recognized at January 1, 2019.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2020, including interim periods within the year. A modified retrospective transition approach is required to either the beginning of the earliest period presented or the beginning of the year of adoption. The Company is evaluating the potential impact on its Consolidated Financial Statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which requires companies to include restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 was adopted on January 1, 2019 on a retrospective basis. The adoption of ASU 2016-18 did not have a material impact on our statements of cash flows for the periods presented.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurements (“ASU 2018-13”), which amends the disclosure requirements for fair value measurements in Topic 820 based on the considerations of costs and benefits. Under ASU 2018-13, certain disclosures were eliminated, while others were modified and there were some additions. The Company adopted ASU 2018-13 on January 1, 2020, but it did not affect the financial statement disclosures.

3. Inventories

The following table provides the components of inventories and the estimated recoverable gold ounces therein (in thousands, except ounces):

	March 31, 2020		December 31, 2019
	Amount	Gold Ounces	Amount	Gold Ounces
Materials and supplies	$2,891	-	$2,559	-
Merrill-Crowe in process	679	536	1,004	691
Carbon column in-process	478	474	478	474
Doré finished goods	941	594	412	278
Total	$4,989	1,604	$4,453	1,443

As of both March 31, 2020 and December 31, 2019, in-process Inventories included $0.1 million of capitalized depreciation and amortization costs.

The following table summarizes ore on leach pads and the estimated recoverable gold ounces therein (in thousands, except ounces):

	March 31, 2020		December 31, 2019
	Amount	Gold Ounces	Amount	Gold Ounces
Ore on leach pads	$26,122	18,921	$22,062	17,019

As of March 31, 2020 and December 31, 2019 (including write-downs discussed below), Ore on leach pads included $2.0 million and $1.8 million, respectively, of capitalized depreciation and amortization costs.

11

HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

Write-down of production inventories

The estimated recoverable gold ounces placed on the leach pads are periodically reconciled by comparing the related ore gold contents to the actual gold ounces recovered (metallurgical balancing). During the three months ended March 31, 2020, based on metallurgical balancing results, the Company determined that 3,980 ounces of gold that had been placed on the leach pads were no longer recoverable and wrote-off these ounces. As a result of the write-off the Company recognized a Write-down of production inventories on the consolidated statements of operations, which included production costs of $6.4 million and capitalized depreciation and amortization costs of $0.5 million. The write-off of these ounces was primarily due to poor execution of maintaining the critical variables necessary for oxidation and ultimately recovery of a specific cell of the leach pads. As a result, the Company determined that we would recover 20% less than planned of the mismanaged section of the leach pads.

4. Prepaids and Other Assets

The following table provides the components of prepaids and other assets (in thousands):

	March 31,	December 31,
	2020	2019
Prepaids and other
Prepaids	$3,592	$2,109
Deposits	539	539
Total	$4,131	$2,648

Other assets, non-current
Deferred future financing costs	$7,311	$5,083
Royalty - advance payment	240	120
Total	$7,551	$5,203

5. Restricted Cash

The following table provides the components of restricted cash (in thousands):

	March 31,	December 31,
	2020	2019
First Lien agreement restricted cash - Note 8	$2,929	$3,270
Asset retirement obligation surety bonds (collateralized obligation)	39,595	39,477
Total	$42,524	$42,747

12

HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

6. Plant, Equipment, and Mine Development, Net

The following table provides the components of plant, equipment, and mine development, net (in thousands):

	Depreciation Life	March 31,	December 31,
	of Method	2020	2019
Process equipment	5 - 13 years	$15,144	$14,770
Leach pads	Units-of-production	11,190	11,190
Buildings and leashold improvements	10 years	10,507	10,507
Restart leach pads	18 months	6,241	6,229
Mine equipment	5 - 7 years	4,847	4,716
Vehicles	3 - 5 years	184	136
Furniture and office equipment	7 years	264	129
Mine development	Units-of-production	476	119
Construction in progress and other		22,062	20,619
		$70,915	$68,415
Less: accumulated depreciation and amortization		(19,342)	(17,208)
Total		$51,573	$51,207

During the 2020 first quarter, new processing equipment was placed into service, construction of the restart leach pads was completed and various mine development projects were ongoing. During the three months ended March 31, 2020 and 2019, the Company recorded depreciation and amortization related to plant, equipment and mine development of $2.1 million and $0.8 million, respectively. The Company capitalized $2.1 million and $0 of depreciation and amortization during the three months ended March 31, 2020 and 2019, respectively, to Ore on leach pads on the consolidated balance sheets. During the three months ended March 31, 2020, as a result of ounces sold, the Company recognized $1.3 million in depreciation and amortization in the consolidated statements of operations.

7. Other Liabilities

The following table summarizes the components of other liabilities, current and non-current (in thousands):

	March 31,	December 31,
	2020	2019
Other liabilities, current
Accrued compensation for phantom shares - Note 15	$1,853	$1,590
Other accrued compensation	1,392	1,139
Restricted stock units - Note 12	1,613	1,210
Total	$4,858	$3,939

Other liabilities, non-current
Warrant liability - Notes 10 and 15	$18	$18

13

HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

8. Debt

Debt covenants

The Company’s debt agreements contain representations and warranties, events of default, and covenants that are customary for agreements of these types. The Company’s First Lien Term Loan Credit Agreement (the “First Lien Agreement”) contains financial covenants that, among other things, restrict or limit the ability of the Company to enter into liens, dispose of its assets, enter into hedging arrangements, pay dividends, purchase or redeem shares, incur or guarantee additional indebtedness, and make capital expenditures. The Second Lien Convertible Notes (the “Convertible Notes”), the Secured Notes due June 30, 2020 (the “1.5 Lien Notes”) and the 1.25 Lien Notes contain provisions that, among other things, restrict or limit the ability of the Company to incur or guarantee additional debt, pay dividends, enter into liens, or dispose of its assets.

The Company’s First Lien Agreement, the Convertible Notes, the 1.5 Lien Notes and the 1.25 Lien Notes include customary events of default, including those relating to a failure to pay principal or interest, a breach of a covenant, representation or warranty, a cross-default to other indebtedness, and non-compliance with security documents.

As of March 31, 2020, we were in compliance with all covenants related to the debt obligations.

Debt balances

The following table summarizes the components of debt (in thousands):

	March 31,	December 31,
	2020	2019
Debt, current:
Convertible Notes	$216,227	$208,411
1.5 Lien Notes	142,189	137,050
1.25 Lien Notes	105,593	77,212
First Lien Agreement	125,468	125,468
Other note payable	6,858	6,773
Less, debt issuance costs	(959)	(949)
Total	$595,376	$553,965

First lien term loan agreement

For the period from December 13, 2019 through January 31, 2020 the First Lien Agreement bore interest at either LIBOR plus 7.0% or an Alternate Base Rate Canada, as defined in the First Lien Agreement, plus 7.0% and thereafter increased to either LIBOR plus 7.5% or an Alternate Base Rate Canada plus 7.5%. Prior to December 13, 2019, the First Lien Agreement bore interest at either LIBOR plus 5.5% or an Alternate Base Rate Canada plus 4.5%. Fifty percent of the monthly Excess Cash Flow, as defined in the First Lien Agreement and subject to minimum cash balance restrictions, is required to be paid to reduce the outstanding amount under the First Lien Agreement. The maximum outstanding amount under the First Lien Agreement was initially determined by a Borrowing Base (as defined in the First Lien Agreement) that is based upon 80% of the net realizable value of the gold and silver in the Company’s ore on leach pads, in-process and finished goods inventories less estimated selling and processing costs. The repayment of the First Lien Agreement and other obligations under the First Lien Agreement are guaranteed by all of the direct and indirect domestic subsidiaries of the Company. The First Lien Agreement, the guarantees by the guarantors in respect thereof and all obligations under the First Lien Agreement, and such guarantees are secured by liens on substantially all of the assets of the Company and its subsidiaries. The First Lien Agreement matures on May 31, 2020. See Note 19 – Subsequent Events for information about the impact of the MUDS transaction on the First Lien Agreement.

14

HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

After a series of short-term maturity extensions through July 14, 2017, the Company amended the First Lien Agreement to provide for a maturity of January 31, 2019. After several short-term maturity extensions through February 22, 2019, the First Lien Agreement maturity was extended to December 13, 2019 (the “February 2019 Extension”). The extended amendment requires that the Company will maintain at all times a cash balance of $5.0 million, including a balance in a segregated account sufficient to pay projected First Lien Agreement interest payments for the succeeding three months. In conjunction with the close of the February 2019 Extension, the Company issued $18.0 million of 1.25 Lien Notes (discussed below). Pursuant to the February 2019 Extension, the Company obtained commitments from the holders of the 1.5 Lien Notes to purchase an additional $9.0 million of 1.25 Lien Notes during 2019, which was fulfilled in May 2019. Additionally, pursuant to the February 2019 Extension, the maximum outstanding amount under the First Lien Agreement was no longer determined by the Borrowing Base, however, the Company is to maintain at all times at least 175,000 recoverable gold equivalent ounces on the leach pads. The Company has agreed to certain operational and reporting milestones during the remaining life of the First Lien Agreement. Also, the Company agreed that it will ensure that the holders of the 1.5 Lien Notes or other parties acceptable to the Administrative Agent (as defined in the First Lien Agreement) will reduce the Bank of Nova Scotia’s holdings under the First Lien Agreement by $5.0 million within two banking days of each of June 30, 2019, if a certain milestone is not met, and October 28, 2019. Both buy-down obligations were met by the holders of the 1.5 Lien Notes.

The Company completed two additional maturity amendments in December 2019 and January 2020. The First Lien Agreement now matures May 31, 2020. In connection with these two amendments, the Company has agreed to certain operational and reporting milestones during the remaining life of the First Lien Agreement. See Note 19 – Subsequent Events for information about the impact of the MUDS transaction on the First Lien Agreement.

Second Lien Convertible Notes

The Convertible Notes mature on October 22, 2020 and bear interest at a rate of 15% per annum, payable in-kind on a quarterly basis. During the three months ended March 31, 2020 and 2019 the Company issued an additional $7.8 million and $6.7 million, respectively, in Convertible Notes, representing interest payments on the outstanding Convertible Notes. See Note 19 – Subsequent Events for information about the impact of the MUDS transaction on the Convertible Notes.

The Convertible Notes are convertible at an initial conversion price of $1.67 per share, subject to anti-dilution protection. There was no beneficial conversion feature as it was determined that the conversion price was equal to the commitment date value of the common stock. The obligations under the Convertible Notes and the guarantees by the guarantors in respect thereof are secured by liens on substantially all assets of the Company and the guarantors, subject to the priority of the liens that secure the obligations under the First Lien Agreement, the 1.25 Lien Notes and the 1.5 Lien Notes. In connection with the issuance of the Convertible Notes, an Intercreditor Agreement was entered into by and among the agent under the First Lien Agreement and the trustee under the indenture.

1.5 Lien Notes

In May, 2016, the Company issued $10.0 million of the 1.5 Lien Notes, pursuant to a Note Purchase Agreement (the “Note Purchase Agreement”). The 1.5 Lien Notes bear interest at a rate of 15% per annum, which is payable in-kind on a quarterly basis, and mature June 30, 2020. See Note 19 – Subsequent Events for information about the impact of the MUDS transaction on the 1.5 Lien Notes. The obligations under the 1.5 Lien Notes and the guarantees by the guarantors in respect thereof are secured by liens on substantially all assets of the Company and the guarantors, subject to the priority of the liens that secure the obligations of the First Lien Agreement and the 1.25 Lien Notes but superior in priority to the liens that secure the obligations of the Convertible Notes and the unsecured obligations of the Company. In connection with the issuance of the 1.5 Lien Notes, an Intercreditor Agreement was entered into by and among the agent under the First Lien Agreement and the collateral agent under the Note Purchase Agreement. Additionally, an Intercreditor Agreement was entered into by and among the collateral agent under the Note Purchase Agreement and the trustee under the Indenture.

15

HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

During the three months ended March 31, 2020 and 2019 the Company issued an additional $5.1 million and $4.5 million, respectively, in 1.5 Lien Notes, representing interest payments on the outstanding 1.5 Lien Notes. While each 1.5 Lien Notes issuance is pursuant to a new note purchase agreement, all the 1.5 Lien Notes have the same terms and security priority as the original issuance in May 2016.

The 1.5 Lien Notes provide the holders the right upon a change of control, as defined in the Note Purchase Agreement, to require the Company to repurchase all of the holder’s notes for 110% of the outstanding principal balance, plus accrued and unpaid interest. Furthermore, the 1.5 Lien Notes give the Company the right upon a change of control, as defined in the Note Purchase Agreement, to redeem the notes for 110% of the outstanding principal balance, plus accrued and unpaid interest.

1.25 Lien Notes

On February 22, 2019, the Company issued $18.0 million of the 1.25 Lien Notes, pursuant to a Note Purchase Agreement (the “1.25 Note Purchase Agreement”). The 1.25 Lien Notes bear interest at a rate of 15% per annum, which is payable in-kind on a quarterly basis, and mature June 30, 2020. See Note 19 – Subsequent Events for information about the impact of the MUDS transaction on the 1.25 Lien Notes. The obligations under the 1.25 Lien Notes and the guarantees by the guarantors in respect thereof are secured by liens on substantially all assets of the Company and the guarantors, subject to the priority of the liens that secure the obligations of the First Lien Agreement but superior in priority to the liens that secure the obligations of the 1.5 Lien Notes, the Convertible Notes and the unsecured obligations of the Company. In connection with the issuance of the 1.25 Lien Notes, an Intercreditor Agreement was entered into by and among the agent under the First Lien Agreement and the collateral agent under the 1.25 Note Purchase Agreement, and an Intercreditor Agreement was entered into by and among the collateral agent under the Note Purchase Agreement and the collateral agent under the 1.25 Note Purchase Agreement. Additionally, an Intercreditor Agreement was entered into by and among the collateral agent under the 1.25 Note Purchase Agreement and the trustee under the Indenture.

Additional 1.25 Lien Notes were issued in 2019 and 2020 pursuant to new note purchase agreements. All of the 1.25 Lien Notes have the same terms and security priority as the original issuance in February 2019. During the three months ended March 31, 2020 a total of a total of $33.4 million of 1.25 Lien Notes were issued, including $3.4 million of interest in-kind notes. During the three months ended March 31, 2019, in addition to the initial issuance of 1.25 Lien Notes, $0.3 million of interest in-kind notes were issued.

Other notes payable

On October 15, 2014, the Company entered into a Release and Settlement Agreement (the “Settlement Agreement”) and a Promissory Note (the “Promissory Note”) resolving and settling any and all disputes between Jacobs Field Services North America and the Company. A First Amendment to the Settlement Agreement was executed on April 5, 2016, a Second Amendment was executed on October 6, 2016, a Third Amendment was executed on December 21, 2017 (the “Third Amendment”), a Fourth Amendment was executed on December 31, 2018 (the “Fourth Amendment”) and a Fifth Amendment was executed on June 27, 2019 (the “Fifth Amendment”). The Fourth Amendment amended the Promissory Note to begin accruing interest January 1, 2019, at the rate of 5% per annum, to be added to the principal of the Promissory Note. Interest for 2018 was prepaid coincident with the execution of the Third Amendment. Pursuant to the Fourth Amendment, a delayed payment fee of 5.5% of the principal balance as of June 30, 2019, including accrued interest, was added to the principal balance of the Promissory Note. The due date of the Promissory Note was extended to December 31, 2019, pursuant to the Fifth Amendment. A Sixth Amendment was executed on December 19, 2019 (the “Sixth Amendment”), which extended the Promissory Note due date to June 30, 2020. See Note 19 – Subsequent Events for information about the impact of the MUDS transaction on the Promissory Note.

On each of December 31, 2019 and 2018, coincident with the execution of the Sixth Amendment and Fourth Amendment, delayed payment fees of 2% of the principal balance at each date, or $0.1 million and $0.1 million, respectively, were added to the principal balance of the Promissory Note.

16

HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

During each of the three months ended March 31, 2020 and 2019 the Company recognized $0.1 million of interest-in kind.

Interest expense

The following table summarizes the components of recorded interest expense (in thousands):

	Three months ended March 31,
	2020	2019
Second Lien Convertible Notes	$7,816	$6,746
1.5 Lien Notes	5,139	4,433
1.25 Lien Notes	3,352	278
First Lien Agreement	2,867	2,511
Amortization of debt issuance costs	672	499
Promissory Note	85	76
Capitalized interest	(44)	(145)
Total interest expense	$19,887	$14,398

We capitalize interest to Property and equipment, net on the consolidated balance sheets for construction projects in accordance with ASC Topic 835, Interest.

9. Asset Retirement Obligation

The following table summarizes changes in the Company’s ARO (in thousands):

	2020	2019
Balance at January 1,	$4,374	$5,832
Accretion expense	93	106
Balance at March 31,	$4,467	$5,938

10. Stockholders' Equity

Common stock

In connection with the Company’s emergence from bankruptcy and as detailed in the plan of reorganization, the Company’s then-existing unsecured notes and general unsecured claims were canceled and holders of such claims received equity in the reorganized Company or received cash in amounts negotiated by the major creditor groups. The Company was required to issue 3.0 million new common shares to its creditors, but has not listed the new common shares for public trading and is not a reporting company with the Securities and Exchange Commission (“SEC”). Previous equity stockholders of the Company received warrants with a seven-year term that represent the right to purchase up to 17.5% of the outstanding new common shares.

As of March 31, 2020, all 3.0 million shares had been issued. For additional information see Note 15 – Fair Value Measurements. As of March 31, 2020, the Company had 400.0 million shares of common stock authorized at $.001 par value per share.

17

HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

Preferred stock

In addition to common stock, the authorized share capital of the Company includes 10,000,000 shares of undesignated preferred stock with a par value of $0.001 per share, none of which has been issued.

Treasury stock

As of March 31, 2020, the Company held 198,082 shares of its common stock outstanding that it had repurchased in previous years.

Dividend policy

The Company has never paid dividends and currently has no intention to do so. The Company’s Convertible Notes, 1.5 Lien Notes, 1.25 Lien Notes and First Lien Agreement contain provisions that restrict its ability to pay dividends. For additional information see Note 8 - Debt.

Warrants

As of March 31, 2020, the Company had previously issued 12.7 million warrants with a seven-year term that represented the right to purchase up to 17.5% of the outstanding common shares on the date of issuance. At issuance, each warrant was exercisable into one share of the Company’s common stock. As the number of shares of common stock issuable upon conversion of the Convertible Notes increased, the conversion ratio of the warrants increased such that the warrants continue to represent the right to purchase up to 17.5% of the shares of common stock outstanding, assuming that all Convertible Notes have been converted to common shares. As of March 31, 2020, each warrant was convertible into 2.21 shares of common stock for a total of 28.2 million shares. The exercise price per share was $5.07 as of March 31, 2020. The warrants were accounted for as a derivative instrument and included in Other liabilities, non-current on the consolidated balance sheets at fair value as of March 31, 2020 and December 31, 2019.

11. Gold and Silver Sales

The table below is a summary of the Company’s gold and silver sales (in thousands, except ounces sold):

	Three months ended March 31,
	2020		2019
		Ounces		Ounces
	Amount	Sold	Amount	Sold
Gold sales	$10,328	6,560	$-	-
Silver sales	796	49,373	-	-
Total gold and silver sales	$11,124		$-

For the three months ended March 31, 2020, gold and silver sales of $11.1 million were reported as Revenue as the Hycroft Mine was operating. Nearly all gold and silver sales during 2020 were to the same customer. However, the Company is not obligated to sell all of its gold and silver to one customer.

12. Stock-Based Compensation

The Company has a stock-based compensation plan, the Performance and Incentive Pay Plan (the “PIPP”), to attract, retain and motivate employees while directly linking incentives to increases in stockholder value. Terms and conditions (including performance-based vesting criteria) of awards granted under the PIPP are established by the Board of Directors or the Compensation Committee of the Board of Directors, who administer the plan.

18

HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

On February 20, 2019, the Board of Directors of the Company approved the PIPP, which makes available up to 4,277,000 shares of common stock for award. The awards may be granted in a variety of forms, including restricted stock, restricted stock units, stock options, stock appreciation rights, performance awards, and other stock-based awards. As of December 31, 2019, all awards granted under the PIPP were in the form of restricted stock units.

Restricted stock units granted under the PIPP without performance-based vesting criteria typically vest in equal annual installments over two or three years. Awards granted with performance-based vesting criteria typically vest in annual installments over two or three years subject to achievement of certain financial and operating results of the Company.

For the restricted stock units granted in the 2019 first quarter, a price per share was not determined as of the grant date. The number of shares of common stock of the Company to be issued upon vesting will be calculated on the vesting date based on the grant date value. The first tranche of restricted stock units will vest upon the closing of the MUDS transaction, which the Company expects to close during the second quarter of 2020. Restricted stock units set to vest during 2020 are convertible into shares of MUDS common stock as of December 31, 2020, if the MUDS transaction closes. The remainder of the restricted stock units vest through March 2022. The restricted stock units are included in Other liabilities, current on the consolidated balance sheets.

The fair value of restricted stock units is recognized as expense over the vesting period. During the three months ended March 31, 2020 and 2019, the Company recognized $0.4 and $0.2 million, respectively, in stock-based compensation cost related to the issuance of the restricted stock units of which less than $0.1 million was capitalized to ore on leach pads during each period.

13. Income Taxes

For both the three months ended March 31, 2020 and 2019, the Company recorded no income tax benefit or expense as the estimated annual effective tax rate was 0.0% for both the three-month periods. The estimated annual effective tax rate for each period was driven by net losses year-to-date for both periods along with the expectation of continued losses for the remainder of the year.

The Company is not subject to state income tax in Nevada, which does not impose a state income tax, nor is the Company subject to foreign income taxes as all of the Company’s operations and properties are located within the United States. The Company is subject to state income tax in Colorado, the location of the corporate office, but did not incur any income tax expense related to Colorado.

As necessary, the Company provides a reserve against the benefits of uncertain tax positions taken in its tax filings that are not more likely than not to be sustained upon examination. Based on the weight of available evidence, the Company does not believe it has taken any uncertain tax positions that require the establishment of a reserve. The Company has not recorded any interest or penalties related to income tax liabilities as of March 31, 2020.

19

HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

14. Earnings (Loss) Per Share

The table below shows our basic and diluted earnings (loss) per share calculations (in thousands, except share and per share amounts):

	Three months ended March 31,
	2020	2019
Net loss	$(34,618)	$(23,440)

Weighted average shares outstanding
Basic	2,897,568	2,672,502
Diluted	2,897,568	2,672,502

Basic earnings per common share	$(11.95)	$(8.77)
Diluted earnings per common share	$(11.95)	$(8.77)

There was no dilutive effect of common stock equivalents for the three months ended March 31, 2020 or 2019 because the effect of their inclusion would have been anti-dilutive.

There was no dilutive effect of common stock equivalents for the years ended March 31, 2020 and 2019 because the effect of their inclusion would have been anti-dilutive. Using the treasury stock method, the weighted-average common stock equivalents excluded from diluted EPS were 157.9 million shares and 136.4 million shares for the three months ended March 31, 2020 and 2019, respectively. The restricted stock units are not included in the common stock equivalents because the number of shares used to settle them is not known.

15. Fair Value Measurements

Recurring fair value measurements

The following table sets forth by level within the fair value hierarchy, the Company’s assets and liabilities measured at fair value on a recurring basis (in thousands).

	Hierarchy	March 31,	December 31,
	Level	2020	2019
Liabilities
Accrued compensation for phantom shares	3	$1,853	$1,590
Derivative instruments:
Warrant liability - Notes 7 and 10	2	$18	$18

Accrued compensation

The fair market value at date of grant of the phantom shares was based upon the valuation of the Company determined in the bankruptcy process. The liability will be marked-to-market on a recurring basis using a quoted price if the Company’s common stock is actively traded on a national securities market exchange or in the over the counter market. Since the common stock is not quoted, a reasonable valuation method in accordance with treasury regulations was used.

20

HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

During the three months ended March 31, 2020 and 2019, non-employee members of the Company’s board of directors were granted a total of 157,500 and 315,000 phantom shares of stock, respectively, which vested upon grant, pursuant to a Non-Employee Director Phantom Stock Plan. Under the grant agreements, the phantom shares entitle the participant to a cash payment equal to the greater of the (1) grant date fair value and (2) the fair market value of one share of common stock of the Company at the date of payment. The cash payments are to be made to a participant upon the first of the following to occur: (i) retirement from the Board; (ii) resignation from the Board; (iii) failure to stand for re-election as a non-employee director of the Board; (iv) removal from the board for reasons other than cause; (v) death of the participant; or (vi) a change of control.

As of March 31, 2020 and December 31, 2019, the Company performed fair value analyses of the phantom shares. A valuation of the Company based on negotiated financing arrangements with several unrelated parties was used to determine the value at both March 31, 2020 and December 31, 2019. The phantom shares issued during 2020, 2019 and 2018 were recorded at the grant date fair value and, pursuant to the grant agreements, cannot be written-down below the grant date fair value. During the three months ended March 31, 2020 and 2019, there was no change in the fair market value of the 2015 and 2016 phantom shares issuances.

Derivative instruments

The fair values (as prescribed by GAAP) of the warrants, the Company’s only derivative instrument, were computed by independent third-party consultants (and validated by the Company) using models that require a variety of inputs, including contractual terms, market prices, exercise prices, and correlations of such inputs. In general, model inputs that are significant to the fair value measurements of the Company’s derivative instruments trade in active markets or are observable in markets that are not active, and, as such, derivative instruments are classified within Level 2 of the fair value hierarchy.

The fair value of the Company’s warrant liability was approximately $18,000 as of both March 31, 2020 and December 31, 2019 and was determined using a Monte Carlo simulation-based valuation model. The warrants have a seven-year term and an initial exercise price of $8.40 per share. The assumptions used include a risk-free interest rate of 1.74%, an expected volatility of 70%, and a dividend rate of 0%.

Items disclosed at fair value

The carrying amount and fair value of the debt as of March 31, 2020 and December 31, 2019 are disclosed in the following table (in thousands):

	March 31, 2020		December 31, 2019
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Total current and non-current debt	$595,376	$539,631	$553,965	$471,890

As of March 31, 2020 and December 31, 2019, the fair value of the Company’s debt was determined using level 3 inputs and the phantom shares were marked to market based on level 3 inputs. There were no changes to the Company’s valuation techniques, and no transfers in or out of Levels 1, 2, or 3.

The Company determined the fair value of the debt at March 31, 2020 and December 31, 2019 based upon assumptions used in the Purchase Agreement, which are considered level 3 inputs.

21

HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

16. Supplemental Cash Flow Information

The following table provides supplemental cash flow information (in thousands):

	Three months ended March 31,
	2020	2019
Cash paid for interest	$3,313	$2,945

Significant non-cash financing and investing activities:
Increase in Second Lien convertible notes from in-kind interest	7,815	6,746
Increase in 1.5 Lien Notes from in-kind interest	5,139	4,450
Increase in 1.25 Lien Notes from in-kind interest	3,381	278
Increase in the Promissory Note from in-kind interest	85	76
Accrual of deferred future financing costs	382	986
Plant and equipment additions included in accounts payable	364	-

17. Commitments and Contingencies

From time to time, the Company is involved in various legal actions related to its business, some of which are class actions lawsuits. Management does not believe, based on currently available information, that contingencies related to any pending or threatened legal matter will have a material adverse effect on the Company’s Consolidated Financial Statements, although a contingency could be material to the Company’s results of operations or cash flows for a particular period depending on the results of operations and cash flows for such period. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources, and other factors.

On February 7, 2020, a purported class action complaint was filed by a purported holder of the Company’s warrants, in the Court of Chancery of the State of Delaware against the Company and MUDS. The complaint seeks a declaratory judgment that the MUDS transaction constitutes a “Fundamental Change” under the terms of the Hycroft Warrant Agreement and thereby requiring that the Company warrants be assumed by MUDS as part of the MUDS transactions, in addition to asserting claims for (i) breach or anticipatory breach of contract against the Company, (ii) breach or anticipatory breach of the implied covenant of good faith and fair dealing against the Company, and (iii) tortious interference with contractual relations against MUDS. The complaint seeks unspecified money damages and also seeks an injunction enjoining the Company and MUDS from consummating the MUDS transactions. On February 26, 2020, MUDS and Hycroft entered into an amendment to the Purchase Agreement whereby the Company’s liabilities and obligations under the Hycroft Warrant Agreement shall be included as a Parent Assumed Liability under the Purchase Agreement. On March 27, 2020, MUDS and Hycroft filed motions to dismiss the complaint. On May 15, 2020, a hearing was held and the complaint was dismissed with prejudice. On May 21, 2020, Plaintiff filed a motion to alter or amend the Court’s order in order to retain jurisdiction in order to file application for a mootness fee, to which MUDS and Hycroft, while disputing factual assertions and characterizations, did not oppose.

Financial commitments not recorded in the Consolidated Financial Statements

Net profit royalty

A portion of the Hycroft Mine is subject to a mining lease that requires a 4% net profit royalty be paid to the owner of certain patented and unpatented mining claims. The mining lease also requires an annual advance payment of $120,000 every year mining occurs on the leased claims. All advance annual payments are credited against the future payments due under the 4% net profit royalty. The total payments due under the mining lease are capped at $7.6 million, of which the Company has paid $2.6 million through March 31, 2020.

22

HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

Transaction bonus plan

The Company has entered into a bonus plan whereby, upon completion of the MUDS transaction or certain other transformative transactions as defined in the plan, the Company will be obligated to pay certain senior level employees a total of $5.9 million.

18. Related Party Transactions

As disclosed in Note 8 – Debt, the Company has issued numerous tranches of debt primarily to five financial institutions. These financial institutions, Aristeia Capital LLC (“Aristeia”), Highbridge Capital Management, LLC (“Highbridge”), Mudrick Capital Management, L.P (“Mudrick”) Whitebox Advisors, LLC (“Whitebox”) and Wolverine Asset Management, LLC (“Wolverine”), each hold beneficial ownership (assuming conversion of the Convertible Notes) of 5% or more of the Company’s common stock. Additionally, Highbridge, Mudrick and Whitebox, as long as they remain holders of 10% or more of the Company’s common stock, have the right to nominate and designate one director pursuant to the Company’s stockholder agreement. As a result of their owning 5% or more of the Company’s common stock, Aristeia, Highbridge, Mudrick, Whitebox, and Wolverine are each considered a related party (the “Related Parties”) in accordance with ASC 850, Related Party Disclosures.

The following table provides the recorded interest expense by Related Party (in thousands):

	Three months ended March 31,
	2020	2019
Aristeia	$1,871	$1,307
Highbridge	2,901	2,047
Mudrick	7,372	5,228
Whitebox	4,873	3,403
Wolverine	907	633
Total related party interest expense	$17,924	$12,618

The following table provides debt balances by Related Party (in thousands):

	March 31,	December 31,
	2020	2019
Aristeia	$55,340	$50,905
Highbridge	87,516	80,930
Mudrick	224,474	208,078
Whitebox	144,111	132,559
Wolverine	26,833	24,683
Total related party debt	$538,274	$497,155

19. Subsequent Events

Issuance of Additional 1.25 Lien Notes

On each of April 16, 2020 and May 7, 2020, the Company issued additional tranches of 1.25 Lien Notes in the aggregate principal amount of $10.0 million. The 1.25 Lien Notes issued in April and May have the same terms and security priority as the original issuance of 1.25 Lien Notes in February 2019.

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HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

Tax Impact of MUDS Transaction

The Company estimates that as a result of the MUDS transaction discussed above, that the Company will record a taxable gain of approximately $140.0 million. The Company has deferred tax assets (net operating loss carryforwards), which have a full valuation allowance recorded against them, in excess of the estimated taxable gains.

Consummation of the MUDS Transaction

On May 29, 2020, Hycroft Mining Holding Corporation, formerly known as Mudrick Capital Acquisition Corporation (“HYMC”), consummated the MUDS transaction by and among the HYMC, MUDS Acquisition Sub, Inc. (“Acquisition Sub”) and Hycroft, as set forth in the Purchase Agreement. Pursuant to the Purchase Agreement, Acquisition Sub acquired all of the issued and outstanding equity interests of the direct subsidiaries of the Company and substantially all of the other assets and assumed substantially all of the liabilities of the Company.

The value of the aggregate consideration was $615.0 million, which amount was inclusive of the value of HYMC’s shares of common stock issued as consideration in the MUDS transaction, the value of the Company’s debt assumed by HYMC at the closing of the MUDS transaction, the value of the Company’s debt paid off or converted into shares of the Company’s common stock in connection with or at the closing of the MUDS transaction and the value of the Company’s debt exchanged for HYMC’s shares of common stock and cancelled by the Company.

In connection with the consummation of the MUDS Transaction, the parties undertook the following transactions, among others:

•	$80 million of the 1.25 Lien Notes were exchanged for new subordinated notes of the Company and $80.0 million in aggregate principal amount of such New Subordinated Notes (the “Assumed New Subordinated Notes”) were assumed by HYMC.

•	The Company and the Second Lien Noteholders consummated the conversion of the Second Lien Notes into shares of the Company’s common stock.

•	HYMC and the Company repaid in full all outstanding obligations of the Company under certain existing third-party indebtedness, including indebtedness under the First Lien Agreement and the Promissory Note.

•	The consideration paid to the Company was comprised of 15.1 million shares of HYMC’s Class A common stock, par value $0.0001 per share (“HYMC Common Stock”), including 3,511,820 surrendered shares, valued at $10.00 per share, issued to the Company and promptly distributed pro rata pursuant to a plan of dissolution to the Company’s stockholders, plus $145.7 million of 1.5 Lien Notes that were exchanged by the holders for approximately 16.03 million shares of HYMC common stock and cancelled by the Company and $48.5 million of 1.25 Lien Notes that were exchanged by the holders for approximately 4.85 million shares of HYMC common stock and cancelled by the Company.

•	MUDS had $12.4 million in trust that was transferred to the Company after giving effect to the stock that was redeemed by the public stockholders prior to closing.

On May 29, 2020, immediately prior to the consummation of the MUDS transaction, HYMC issued, in a private placement transaction (the “PIPE Financing”), an aggregate of approximately $7.6 million shares of HYMC Common Stock for an aggregate purchase price of approximately $76.0 million and 3,250,000 warrants to purchase HYMC Common Stock at a price of $11.50 per share (the “PIPE warrants”), to certain accredited investors (the “Initial Subscribers”) pursuant to the terms of separate Subscription/Backstop Agreements, dated January 13, 2020 as amended as of May 28, 2020.

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HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

At the consummation of the MUDS transaction, HYMC, Mudrick Capital Acquisition Holdings LLC (“sponsor”), Cantor Fitzgerald & Co. (“Cantor”), holders of 1.25 Lien Notes and 1.5 Lien Notes that received shares of the HYMC Common Stock upon exchange of such 1.25 Lien Notes and 1.5 Lien Notes, certain stockholders of the Company that received shares of HYMC Common Stock in the MUDS transaction and may be affiliates of HYMC after consummation of the MUDS transaction (collectively, the “Exchanging Noteholders”), the Initial Subscribers and Sprott Private Resource Lending II (Collector), LP. (“Lender”) (Cantor, the Exchanging Noteholders, certain stockholders of the Company, the Initial Subscribers, Lender and sponsor, collectively, the “restricted stockholders”) entered into the Second Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the restricted stockholders are entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights, subject to cut-back provisions. The restricted stockholders have agreed in the Registration Rights Agreement not to sell, transfer, pledge or otherwise dispose of shares of HYMC Common Stock they hold or receive for certain time periods, ranging from between 30 days after the consummation of the MUDS transaction for shares purchased in the PIPE Financing to six months for shares received in the exchange, to one year after the consummation of the MUDS transaction for founder shares, subject to certain exceptions. Pursuant to the terms of the Registration Rights Agreement, HYMC is obligated to file a shelf registration statement on Form S-3, or Form S-1 if unavailable, and may be required to register up to approximately 63 million shares of HYMC Common Stock, in addition to warrants and units. Concurrently with the consummation of the MUDS transaction, sponsor also purchased 2,500,000 forward purchase units, each such unit comprised of one share of HYMC Common Stock and one warrant to purchase one share of HYMC Common Stock for $11.50 per share, in accordance with the terms of the Forward Purchase Contract, dated January 24, 2018, between HYMC and sponsor (the “Forward Purchase Contract”). Following the completion of the PIPE Financing, the MUDS transaction and related debt and warrant assumption, there were 50,160,042 shares of HYMC Common Stock outstanding.

Concurrently with the consummation of the MUDS transaction, sponsor also purchased 2,500,000 forward purchase units, each such unit comprised of one share of HYMC Common Stock and one warrant to purchase one share of HYMC Common Stock for $11.50 per share, in accordance with the terms of the Forward Purchase Contract, dated January 24, 2018, between HYMC and sponsor (the “Forward Purchase Contract”).

On October 4, 2019, the Company, as borrower, certain subsidiaries of the Company, as guarantors, Lender, and Sprott Resource Lending Corp., as arranger, executed a secured multi-advance term credit facility pursuant to which Lender committed to make, subject to certain conditions set forth therein, term loans in an aggregate principal amount up to $110.0 million. On May 29, 2020, the Company and certain of its subsidiaries, as guarantors, entered into the Amended and Restated Credit Agreement (the “Sprott Credit Agreement”) to update the conditions precedent and effect certain other changes to conform to the details of the business combination. At the consummation of the business combination, the Company assumed the initial Sprott credit agreement and entered into the Sprott Credit Agreement and borrowed $70.0 million under such facility and issued to Lender 496,634 shares of HYMC Common Stock, equal to 1% of HYMC’s post-closing shares of HYMC Common Stock outstanding. Advances under the Sprott Credit Agreement are made available at an original issue discount of 2% and bear interest monthly at a floating rate equal to 7% plus the greater of (i) US Dollar three month LIBOR and (ii) 1.50%, per annum, accruing daily and compounded monthly. For a period of twelve (12) months following the initial advance, no cash payments of interest or principal will be due, with 100% of interest accruing being capitalized on a monthly basis and added to the outstanding principal balance of the Sprott Credit Agreement. For each calendar quarter commencing on March 1, 2021 and ending on the maturity date, the borrower shall pay Lender additional interest on the last business day of such calendar quarter, calculated according to a formula set forth in the Sprott Credit Agreement. Upon the prepayment of the entire Sprott Credit Agreement, all remaining additional interest payments and all remaining and yet unpaid additional interest must be prepaid as well.

In addition to the Sprott Credit Agreement, concurrently with the consummation of the MUDS transaction, HYMC and Hycroft Resources & Development, LLC, a Delaware limited liability company (“HRD”) and an indirect wholly-owned subsidiary of the Company acquired by HYMC in the MUDS transaction entered into a Royalty Agreement with Sprott Private Resource Lending II (CO) Inc. (the “Sprott Royalty Agreement” and, together with the Sprott Credit Agreement, the “Sprott Agreements”), pursuant to which, among other things, HRD received $30.0 million and incurred a 1.5% net smelter royalty payment obligation relating to the Hycroft mine, the principal asset of HRD acquired in the MUDS transaction.

Upon consummation of the MUDS transaction, HYMC assumed the Company’s liabilities and obligations under the warrant agreement, dated as of October 22, 2015, by and between the Company and Computershare Inc., a Delaware corporation, and its wholly-owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company, collectively as warrant agent (the “Hycroft Warrant Agreement”). Following the MUDS transaction and the assumption of the liabilities and obligations under the Hycroft Warrant Agreement, each warrant of the Company outstanding and unexercised immediately prior to the effective time of the MUDS transaction is exercisable to purchase 0.2523 shares of HYMC Common Stock at an exercise price of $44.82 per share of common stock.

Upon completion of the MUDS transaction, in addition to the warrants related to Hycroft Warrant Agreement, HYMC had the following warrants outstanding to purchase one share of HYMC Common Stock for $11.50 per share: (A) 20,800,000 issued in connection with the initial offer of MUDS stock, (B) 2,500,000  issued to sponsor in connection with the Forward Purchase Contract (as discussed above), (C) 6,700,000 issued to sponsor for $1.00 each in January 2018, (D) 1,040,000 issued to Cantor, the underwriter for the SPAC for $1.00 each in January 2018, by and between MUDS and Cantor, and (E) 3,250,000 issued pursuant to the Subscription/Backstop Agreements.

25

HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

The issuance of the shares of HYMC Common Stock to the Company for prompt distribution to its stockholders pursuant to a plan of dissolution was registered with the SEC on the Registration Statement on Form S-4 (File No. 333-236460) dated May 7, 2020 (the “Registration Statement”). The issuance of the shares of HYMC Common Stock to holders of stock options and restricted stock units issued under the HYMC 2020 Performance and Incentive Pay Plan (the “Incentive Plan”) will be registered with the SEC on a Proxy Statement/Prospectus on Form S-8. HYMC has agreed in the Registration Rights Agreement to file a registration statement in respect of shares of HYMC Common Stock, forward purchase units, and warrants, held by the parties to the Registration Rights Agreement, including the shares of HYMC Common Stock underlying such units and warrants, with the SEC on a registration statement on Form S-3, or Form S-1 if Form S-3 is not available, as soon as practicable but in no event later than fifteen (15) business days following the completion of the MUDS transaction.

Plan of Dissolution

Promptly following the consummation of the MUDS transaction, the Company filed a certificate of dissolution with the Secretary of State of Delaware to effect a complete plan of dissolution and liquidation of the Company as approved upon the recommendation of the Company’s Board of Directors at a special meeting of the Company’s stockholders held on May 29, 2020.

26

HYCROFT MINING CORPORATION

Notes to Unaudited Consolidated Financial Statements

Other

The Company has evaluated all subsequent events through June 3, 2020, which is the date these Consolidated Financial Statements were available to be issued. There were no additional material subsequent events that required recognition or additional disclosure in these Consolidated Financial Statements.

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